UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):     October 5, 2009

CHINA ARCHITECTURAL ENGINEERING, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33709	51-05021250
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

105 Baishi Road, Jiuzhou West Avenue, Zhuhai 519070 People’s Republic of China	N/A
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	0086-756-8538908

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 5, 2009, China Architectural Engineering, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with its Vice President of Finance, Gene Michael Bennett.  The Employment Agreement has an effective date of September 28, 2009.  According to the Employment Agreement, Mr. Bennett will receive an annual base salary of US$180,000.  Mr. Bennett will also be entitled to reimbursement of reasonable business expenses, two weeks of paid vacation annually, a housing allowance equal to 10,000 RMB (which is equal to approximately US$1,470) per month, and payment of certain dues to professional associations and societies, as approved by the Company.

Mr. Bennett will receive a sign-on bonus of stock options exercisable into 100,000 shares of common stock (the “Initial Options”), which will vest at the rate of 10,000 of the underlying shares per month, with the first vesting of 10,000 shares to occur on November 27, 2009 and with the last vesting of 10,000 options ending upon the total vested being 100,000.  Mr. Bennett entered into a Stock Option Agreement on October 5, 2009 for the Initial Options, pursuant to which the options are exercisable at $1.56 per share and have a term of five years.  Pursuant to the Stock Option Agreement, (i) upon termination of service for any reason, any non-vested portion of the option expires immediately; (ii) upon termination of service due to death or disability, the vested portion of the option is exercisable by the Mr. Bennett (or, in the event of the Mr. Bennett’s death, the Mr. Bennett’s beneficiary) for one year after the Mr. Bennett’s termination; and (iii) upon termination of service for any reason other than death or disability, the vested portion of the option is exercisable for a period of 90 days following Mr. Bennett’s Termination, provided, however, that all options, whether vested or unvested, will terminate immediately for termination for cause, as defined in the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Bennett will also receive an annual grant of stock options on each September 28, 2010 and September 28, 2011, where the number of shares underlying the options will be determined by the following formula:

(100,000)	X	(Average Closing Trading Price of a share of the Company’s common stock as reported by NASDAQ during the 30 calendar days immediately preceding the respective anniversary date)
(Exercise Price of the Initial Options)

On each of September 28th of 2012, 2013, and 2014, Mr. Bennett will receive additional grants of stock options with the underlying number of shares to be determined with the same formula as the Initial Options except that the denominator will be based on the average closing trading price of the Company’s common stock during the 30 calendar days immediately preceding September 28th of the previous year, per the formula as follows:

(100,000)	X	(Average Closing Trading Price of a share of the Company’s common stock as reported by NASDAQ during the 30 calendar days immediately preceding the respective anniversary date)
(Average Closing Trading Price of a share of the Company’s common stock as reported by NASDAQ during the 30 calendar days immediately preceding September 28th of the previous year)

The Employment Agreement has a term of five years that will expire on September 27, 2014, unless the Employment Agreement is terminated earlier or extended by mutual agreement of the parties pursuant to the terms of the Employment Agreement.  The Company’s Board of Directors may, in its sole discretion, and with or without cause, terminate the Employment Agreement upon notice with a majority of vote of the Board.  In the event of such termination, Mr. Bennett would be entitled to receive his then-monthly base salary for the month in which his employment was terminated and for two consecutive months thereafter as an agreed upon severance payment; provided that, however, that Mr. Bennett signs a release and waiver agreement upon termination of his employment.

Mr. Bennett may terminate the Employment Agreement with 90 days’ prior written notice in the event that the Company materially reduces his duties or authority, unless the 90 days’ notice is waived in writing by the Company.  Mr. Bennett may also, in his discretion, terminate the Employment Agreement if there is a change of control of the Company, as defined in the Employment Agreement.  In these events, Mr. Bennett would be entitled to the Severance Payments, conditioned upon the execution of a release and waiver agreement.  During the term of the Employment Agreement and for 24 months thereafter, Mr. Bennett agreed not to solicit clients or employees from the Company and not to compete against the Company in the Asia Pacific.

The foregoing summary descriptions of the Employment Agreement and Stock Option Agreement are qualified in their entirety by reference to the actual terms of the respective agreements, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit Number	Description
10.1	Employment Agreement with Gene Michael Bennett dated as of October 5, 2009.
10.2	Stock Option Agreement with Gene Michael Bennett dated as of October 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 8, 2009	CHINA ARCHITECTURAL ENGINEERING, INC.

	By:	/s/ Luo Ken Yi
	Name:	Luo Ken Yi
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement with Gene Michael Bennett dated as of October 5, 2009.
10.2	Stock Option Agreement with Gene Michael Bennett dated as of October 5, 2009.